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                                                                    EXHIBIT 14.1

                             MSX INTERNATIONAL, INC.

                      LEGAL & ETHICAL STANDARDS COMPLIANCE
                                     PROGRAM

                                  INTRODUCTION

MSX International, Inc., is strongly committed to compliance with all applicable laws and ethical standards in the conduct of business. MSX International's Legal & Ethical Standards Compliance Program represents a compilation, restatement and reinforcement of this important company policy. This Program has the full support and commitment of the board of directors and management and is applicable to MSX International and all its employees worldwide.

The Program defines the legal and ethical standards governing all employees and agents and aids in the prevention, detection, and reporting of conduct which violates these standards and could subject to the Company and its employees to criminal, as well as civil, liability. All employees and agents should carry out their responsibilities lawfully and avoid situations which impair the performance of their official responsibilities or which may have the appearance of impropriety. Avoidance and deterrence of unlawful conduct is every employee's responsibility. Adherence to these guidelines is vital. It must be part of our business routine, our commitment to quality and fulfillment of our role as a good corporate citizen.

Circumstances not specifically covered by these standards should be resolved in accordance with the general principles outlined in the standards as well as in the various MSX International policy statements. Any questions about these standards or any ethical, legal or compliance requirements should be addressed to your supervisor or to one of our Corporate Attorneys, Shannon Nichols or Lea Wilson.

Each designated employee will acknowledge in a signed and dated document that the employee has received and read the MSX International Legal and Ethical Standards Compliance Program, and that the employee understands it and agrees to abide by it.

                              CONFLICTS OF INTEREST

All employees and agents must avoid any situation which does or may involve a conflict between their personal interests and the interests of MSX International, including its subsidiaries and affiliates. Each employee and agent has an obligation, at all times, to promote MSX International's best interests. "Agents" include consultants, independent contractors and others for whom a significant portion of their occupation is on behalf of MSX International.

A conflict of interest exists when an employee's or agent's personal or family activities or financial affairs might adversely influence the judgement or loyalty required for the performance of ones duties to MSX International. If an employee or agent suspects even the appearance of a conflict of interest or is in doubt about a particular situation, the employee should promptly notify his or her supervisor or the Legal Department of MSX International.

While it is impossible to list every possible conflict of interest, the following will serve as a guide to the types of activity that might cause conflicts (whether engaged in directly or indirectly through an organization with which the employee or agent is associated):

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Ownership, either directly or through an intermediary, by an employee or agent or any close relative (e.g., spouse, children, parents, brothers, sisters, and in - laws) of a significant financial interest in any outside business organization which does business with, or is a competitor of, MSX International, except where such interest consists of ownership of listed securities of a publicly owned corporation.

Performance by an employee or agent (other than on behalf of MSX International) of services of any nature for an outside business organization which does business with, or is a competitor of MSX International, or any employment or substantive business activities on behalf of an outside concern while employed or engaged by MSX International.

Acceptance by an employee or agent or any close relative of gifts of more than token value, loans (other than from established financial institutions on terms and in amounts which would be available to the employee or agent from other financial institutions), excessive entertainment or substantial favors from any outside business organization which does or is seeking to do business with, or is a competitor of MSX International. An employee or agent of MSX International should not provide gifts, entertainment or anything else of value to representatives of any outside business in violation of that organization's policies.

Actions on behalf of MSX International by an employee or agent in any transaction in which the employee or agent or close relative has a personal interest.

Unauthorized disclosure or use of confidential MSX International information or that of its customers.

Competition with MSX International by an employee or agent, directly or indirectly, in the purchase or sale of property or services or property rights or interests.

Obtaining or attempting to obtain any financial or other personal benefit from or arising out of a transaction to which MSX International is a party or as a condition to a supplier's or customer's ability to do business with MSX International.

Such activities, and any others where there is a question regarding possible non-compliance with this Compliance Program, should be fully and promptly reported to the Legal Department of MSX International.

                            SPECIFIC REGULATED AREAS

ANTITRUST

Federal and state laws define price-fixing and various other forms of anti-competitve business conduct as criminal violations. MSX International complies with these antitrust laws, as well as the antitrust laws of the countries in which it does business. Antitrust laws seek to promote unrestrained competition. Violations can result in severe criminal penalties for MSX International and fines and imprisonment for offending employees. Liability in civil suits can result in payment of massive damage awards and exclusion from entire areas of business activity. MSX International, Inc. has a separate policy statement on antitrust compliance policy that is available upon request from the Legal Department of MSX International.

ENVIRONMENT, HEALTH AND SAFETY

Federal and state laws strictly regulate the handling and disposal of hazardous chemicals and substances and work place safety. MSX International has a staff of qualified technical personnel who are assigned the responsibility of coordinating with operations to assure compliance with all such laws. Violations of such laws or the failure to report circumstances posing substantial threats to human health, the environment or work place safety are serious matters which can have criminal ramifications and are contrary to the policy of MSX International.

INSIDER TRADING

You may, from time to time, in your capacity as an MSX International employee or agent, come into possession of material, non-public information concerning MSX International or another company which is publicly traded or has Securities and Exchange Commission reporting requirements. Material information is information which, if disclosed to the investing public, might affect the price of outstanding securities of the company involved. All such information is proprietary to MSX International. You are obligated, at all times, to preserve the confidentiality of such proprietary information and are prohibited while in the possession of such material, non-public information concerning any such company from purchasing or selling the securities of that company. If you have any questions regarding your ability to purchase or sell a security when you are in the possession of non-public information regarding the issuer of the security, you should consult with the Legal Department of MSX International.

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CUSTOMS AND EXPORT/IMPORT REGULATIONS
AND FOREIGN MARKETING PRACTICES

If you are in any way involved in the import or export of products, you are responsible for compliance with extensive regulations regarding the importation and labeling of foreign made products and purchases from and sales to persons in interdicted countries (e.g. North Korea, Cuba, Iran, Libya, Iraq, and Angola). Countries are, from time to time, added to or deleted from the listings. Any questions regarding compliance should be referred to the Legal Department of MSX International.

The Foreign Corrupt Practices Act (FCPA) prohibits MSX International and its employees from making or offering to make payments of money, products or services to any foreign government official or government employee to any foreign political party. The FCPA also bars the making or offering of such payments through third party intermediaries.

If you have any concern that a payment you are thinking of making, offering or authorizing will violate the FCPA, do not act without the prior review and approval of the Legal Department of MSX International. If you violate the FCPA, you subject MSX International and yourself to severe civil and criminal penalties.

In countries outside the USA, MSX International employees must obey American and foreign laws relating to gifts and entertainment for public employees and may not engage in any illegal activity to obtain or retain business.

MSX International observes the laws of foreign countries in which it operates.

IMMIGRATION

         Federal law regulates the employment of foreign nationals within the United States. Several government agencies (Bureau of Citizenship and Immigration Services, the Department of Labor, the Department of State and Michigan Department of Career Development) are charged with enforcement of the Immigration & Naturalization Act. Any petitions, letters of support and supporting data must be true and accurate. All immigration laws must be strictly observed.

TRANSACTIONS WITH THE GOVERNMENT

It is MSX International's policy to comply with all government laws, regulations and contract provisions.

Data submitted to a governmental agency must be true and accurate. Deviation from any contract specifications, without prior written government authorization, is prohibited. Classified information may not be solicited or possessed without government authorization.

Employees must understand and abide by regulations prohibiting them from giving to government personnel, directly or indirectly, entertainment, gifts, gratuities or other business courtesies that might be acceptable in the private sector. Prohibitions include:

Payments, gifts or the offering or facilitation of payments or gifts of anything of value directly or indirectly by or on behalf of MSX International:

To any political party, political committee or other political organization, or to an official of any such political group;

For the benefit of any candidate for political office;

To any representative of a government or a governmental instrumentality (including, for example, a government owned business) for the purpose of obtaining or paying for influence or affecting any action by any government or governmental official or instrumentality; or

To any other person while knowing or having reason to know that all or a portion of such payment or gift will be offered, given or promised, directly or indirectly, to any person or organization referred to in clauses (a) or (b) or for a purpose described in clause (c).

The use of any of MSX International's facilities by government officials, political organizations or officials or their agents.

The giving or bribes, directly or indirectly, to obtain business for the Company.

The making of false, artificial or misleading entries in the books or records of the Company.

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Making dishonest or fraudulent statements to third parties, such as customers, suppliers or government officials.

This listing is not, of course, exhaustive, and the existence of certain of the listed activities may not, in itself, necessarily involve a violation of this Compliance Program. However, the likelihood is that any of these practices will involve such a violation and will, in addition, involve a violation of Federal or state laws. Knowledge of the possible existence of any of such practices, or of any other practices where there is a question regarding possible non-compliance with this Compliance Program, should be fully and promptly reported to the Legal Department of MSX International.

                              COMPLIANCE PROCEDURES

A.       REPORTING SUSPECTED, ILLEGAL, OR UNETHICAL OR UNACCEPTABLE BEHAVIOR

Any employee or agent who, during the course of employment, learns of illegal or unethical conduct or potentially illegal, unethical or unacceptable conduct by others, including, but not limited to, any violation of this Program or believes that he or she has been requested or required to engage in an illegal or unethical act or an act which would constitute a violation of this Code, must report that information promptly to:

His or her supervisor, who shall transmit the information to the Legal Department of MSX International and Human Resources Department, or

Directly to the Legal Department of MSX International and/or Human Resources Department, or

To MSX International's Alert Line for Corporate Compliance at 877-430-4378. The entity handling the Alert Line for MSX International shall report the call to the Human Resource Department of MSX International for further investigation.

The report may be made anonymously. MSX International will not retaliate against an employee or agent for making a report. However, filing a report which the employee or agent knows to be false will subject that employee or agent to appropriate discipline.

INVESTIGATION

Upon receiving a report of illegal or unethical conduct or potentially illegal or unethical conduct, the Legal Department or Human Resources Department of MSX International shall promptly:

Determine whether the report merits investigation.

Conduct an investigation, if warranted.

Report to other members of Management, when appropriate.

DISCIPLINE

If, after investigation, it is determined that illegal, unethical or unacceptable conduct has occurred, the matter will be referred to appropriate management personnel for:

Discipline of the wrongdoer(s) by the appropriate sanction, up to and including dismissal, as authorized by MSX International's employment policies.

Discipline of the responsible individual(s), if any, who reasonably should have prevented, detected or reported the wrongdoing.

DISCLOSURE TO AUTHORITIES

If it is determined that criminal activity has occurred, the Legal Department of MSX International, shall also:

Where warranted, report the activity to the appropriate governmental authorities.

Cooperate with these authorities to the extent required by law.

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MONITORING

All executives and management personnel are responsible on an ongoing basis for taking appropriate steps to monitor compliance by their subordinates and agents with the standards and procedures of the Legal and Ethical Standards Compliance Program.

EMPLOYEE EDUCATION

Communication and education programs will keep employees updated and will re-emphasize compliance standards, ethics, rules and procedures, along with other business behaviors needed to comply with this Program and with applicable laws and regulations. All officers and general managers of subsidiary companies and divisions are responsible for communicating effectively to all those employees and agents under their authority the standards and procedures of the Legal and Ethical Standards Compliance Program.

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 MSX INTERNATIONAL INC.'S STANDARDS OF ETHICAL CONDUCT FOR MANAGEMENT ACCOUNTING
                     AND FINANCIAL MANAGEMENT PROFESSIONALS

Each of you as management accounting and financial management professionals at MSX International, Inc. ("MSXI") have an obligation to the public, your profession, MSXI, and yourselves, to maintain the highest standards of ethical conduct. In recognition of this obligation, MSXI has adopted the following standards of ethical conduct to govern our management accounting and financial management professionals. Adherence to these standards, both domestically and internationally, is integral to MSXI achieving its objectives related to ethical accounting and financial management practices. Each of you in your roles as management accounting and financial management professionals shall not commit acts contrary to these standards nor shall you condone the commission of such acts by others within MSXI.

                                   COMPETENCE

Each of you as a management accounting and financial management professional have a responsibility to:

Maintain an appropriate level of professional competence by ongoing development of your knowledge and skills.

Perform your professional duties in accordance with relevant laws, regulations, and technical standards.

Prepare complete and clear reports and recommendations after appropriate analyses of relevant and reliable information.

                                 CONFIDENTIALITY

Each of you as a management accounting and financial management professional have a responsibility to:

Refrain from disclosing confidential information acquired in the course of your work except when authorized, unless legally obligated to do so.

Inform subordinates as appropriate regarding the confidentiality of information acquired in the course of their work and monitor their activities to assure the maintenance of that confidentiality

Refrain from using or appearing to use confidential information acquired in the course of your work for unethical or illegal advantage either personally or through third parties.

                                    INTEGRITY

Each of you as a management accounting and financial management professional have a responsibility to:

Avoid actual or apparent conflicts of interest and advise all appropriate parties of any potential conflict.

Refrain from engaging in any activity that would prejudice your ability to carry out your duties ethically.

Refuse any gift, favor, or hospitality that would influence or would appear to influence your actions.

Refrain from either actively or passively subverting the attainment of MSXI's legitimate and ethical objectives.

Recognize and communicate professional limitations or other constraints that would preclude responsible judgment or successful performance of an activity.

Communicate unfavorable as well as favorable information and professional judgments or opinions.

Refrain from engaging in or supporting any activity that would discredit the company.

                                   OBJECTIVITY

Each of you as a management accounting and financial management professional have a responsibility to:

Communicate information fairly and objectively.

Disclose fully all relevant information that could reasonably be expected to influence an intended user's understanding of the reports, comments, and recommendations presented.

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                              COMPLIANCE PROCEDURES

A.       Reporting suspected unethical or unacceptable behavior

         Any employee or agent who, during the course of employment, learns of unethical conduct or potentially unethical or unacceptable conduct by others, including, but not limited to, any violation of these Standards of Ethical Conduct or believes that he or she has been requested or required to engage in an unethical act or an act which would constitute a violation of these Standards, must report that information promptly to:

         1. His or her supervisor, who shall transmit the information to the Legal Department of MSX International and Human Resources Department, or

         2. Directly to the Legal Department of MSX International and/or Human Resources Department, or

         3. To MSX International's Alert Line for Corporate Compliance at 877-430-4378. The entity handling the Alert Line for MSX International shall report the call to the Human Resource Department of MSX International for further investigation.

The report may be made anonymously. MSX International will not retaliate against an employee or agent for making a report. However, filing a report which the employee or agent knows to be false will subject that employee or agent to appropriate discipline.

Contact with levels above the immediate superior should be initiated only with the superior's knowledge, assuming the superior is not involved. Except where legally prescribed, communications of such problems to authorities or individuals not employed or engaged by the organization is not considered appropriate.

Clarify relevant ethical issues by confidential discussions with an objective advisor to obtain a better understanding of possible courses of action. - Consult your own attorney as to legal obligations and rights concerning the ethical conflict.

If the ethical conflict still exists after exhausting all levels of internal review, there may be no other recourse on significant matters than to resign from the organization and to submit an informative memorandum to an appropriate representative of the organization. After resignation, depending on the nature of the ethical conflict, it may also be appropriate to notify other parties.

B.       INVESTIGATION

         Upon receiving a report of unethical conduct or potentially unethical conduct, the Legal Department or Human Resources Department of MSX International shall promptly:

         1.       Determine whether the report merits investigation.

         2.       Conduct an investigation, if warranted.

         3.       Report to other members of Management, when appropriate.

C.       DISCIPLINE

                  If, after investigation, it is determined that unethical or unacceptable conduct has occurred, the matter will be referred to appropriate management personnel for:

         1. Discipline of the wrongdoer(s) by the appropriate sanction, up to and including dismissal, as authorized by MSX International's employment policies.

         2. Discipline of the responsible individual(s), if any, who reasonably should have prevented, detected or reported the wrongdoing.

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D.       DISCLOSURE TO AUTHORITIES

         If it is determined that criminal activity has occurred, the Legal Department of MSX International, shall also:

         1. Where warranted, report the activity to the appropriate governmental authorities.

         2. Cooperate with these authorities to the extent required by law.

E.       MONITORING

         All financial and accounting personnel are responsible on an ongoing basis for taking appropriate steps to monitor compliance by their subordinates and agents with these Standards for Ethical Conduct.

F.       EMPLOYEE EDUCATION

         Communication and education programs will keep employees updated and will re-emphasize compliance standards, ethics, rules and procedures, along with other business behaviors needed to comply with this Program and with applicable laws and regulations. All officers and general managers of subsidiary companies and divisions are responsible for communicating effectively to all those employees and agents under their authority these Standards for Ethical Conduct.